Exhibit 99

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
Tony Thene	Kevin G. Lowery
(212) 836-2674	(412) 553-1424
Mobile (724) 422-7844

Alcoa Announces Charles D. McLane, Jr. to Become New Chief Financial Officer; Current CFO Joe Muscari to become Chairman and CEO of Minerals Technologies

NEW YORK—Nov. 14, 2006— Alain Belda, Chairman and CEO of Alcoa announced today that Charles D. McLane, Jr. 53, will become Alcoa’s Chief Financial Officer effective January 1, 2007, succeeding Joseph C. Muscari, 60, who will retire to become Chairman and CEO of Minerals Technologies, Inc.

Charles D. McLane, Jr. the company’s controller since 2002, will be Chief Financial Officer after a wide-ranging career in finance at Alcoa and Reynolds Metals before that.

“Chuck has extensive experience as a corporate controller, a business unit CFO, in mergers and acquisitions, investor relations, and treasury,” said Belda. “And he has been a consistent proponent of greater transparency and clarity in our financial reporting in his four years as controller. Chuck’s commitment to high standards and his wide-ranging background in a well respected finance organization makes him uniquely qualified to become our new CFO.”

“Joe Muscari has been an integral part of Alcoa’s success over the past three decades,” said Belda. “Joe created the strategy to drive our expansion in Asia, where we now have $1.7 billion in annual revenue and 3000 employees. He also restructured our Latin American operations, returning them to strong profitability and growth. Joe has the right mix of talent and experience for the new opportunity he is pursuing, and we wish him well.”

Background on Charles D. McLane, Jr.

Mr. McLane has served as Alcoa’s Controller since 2002. McLane joined Alcoa in May 2000 as director of investor relations, following Alcoa’s acquisition of Reynolds Metals Company.

Mr. McLane had a series of financial assignments at Reynolds including Assistant Treasurer and Assistant Controller for the company. He also served as director of finance and administration for Reynolds’ Global Can business unit. He joined Reynolds in 1973.

McLane earned both a bachelor’s and master degree in accounting from Virginia Commonwealth University in 1978 and 1984, respectively. Mr. McLane completed executive programs at the Darden School of Business and Wharton School of Business.

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap® foils and plastic wraps, Alcoa® wheels, and Baco® household wraps. Among its other businesses are closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 129,000 employees in 44 countries and has been named one of the top most sustainable corporations in the world at the World Economic Forum in Davos, Switzerland. More information can be found at www.alcoa.com